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                         Independent Accountant's Report


November 4, 1996

To the Board of Directors
of Oakwood Acceptance Corporation


We have examined management's assertion about Oakwood Acceptance Corporation's (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended September 30, 1996 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended September 30, 1996 is fairly stated, in all material respects.

/s/ Price Waterhouse LLP





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November 4, 1996


Price Waterhouse LLP
Suite 1800
200 West 2nd Street
Winston-Salem, NC 27101

Ladies and Gentlemen:

As of and for the year ended September 30, 1996, Oakwood Acceptance Corporation
(OAC) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (the "USAP"). As of and for this same period, OAC had in effect a fidelity bond and errors and omissions policy in the amount of $5,000,000 and $1,400,000 respectively.


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
/s/ Nicholas J St. George                            /s/ C. Michael Kilbourne
Nicholas J. St. George, Chief Executive Officer      C. Michael Kilbourne, Financial Officer





/s/ Michael D. Rutherford                            /s/ Douglass R Muir
Michael D. Rutherford, Controller                    Douglas R. Muir, VP, Treasurer/Secretary





/s/ Larry T. Gilmore                                 /s/ Jimmy S. Griffin
Larry T. Gilmore, EVP-Consumer Finance               Jimmy S. Griffin, VP-Loan Servicing
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